Exhibit 5.1

[Dorsey & Whitney LLP Letterhead]

June 24, 2009

Apogee Enterprises, Inc.

7900 Xerxes Avenue South, Suite 1800

Minneapolis, Minnesota 55431

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Apogee Enterprises, Inc., a Minnesota corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration of the offer and sale by the Company of (i) up to 1,400,000 shares (the “2009 Incentive Plan Shares”) of common stock, $.33  1/3 par value per share, of the Company (the “Common Stock”) pursuant to awards granted under the Apogee Enterprises, Inc. 2009 Stock Incentive Plan (the “2009 Incentive Plan”) and (ii) up to 150,000 shares (the “2009 Director Plan Shares”) of Common Stock pursuant to the Apogee Enterprises, Inc. 2009 Non-Employee Director Stock Incentive Plan (the “2009 Director Plan”).

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that (i) the 2009 Incentive Plan Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the 2009 Incentive Plan and any relevant agreements thereunder, will be validly issued, fully paid and nonassessable and (ii) the 2009 Director Plan Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the 2009 Director Plan and any relevant agreements thereunder, will be validly issued, fully paid and nonassessable.

Our opinions expressed above are limited to the laws of the State of Minnesota.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Dorsey & Whitney LLP

ALS